UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   O'Kelley, Ronald L.
   State Street Corporation
   225 Franklin Street
   Boston, MA  02110
2. Issuer Name and Ticker or Trading Symbol
   State Street Corporation
   STT
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   10/31/99
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President, CFO and Treasurer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |9/14/9|G   |V|200               |D  |           |600                |I(1)  |UGMA                       |
                           |9     |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/14/9|G   |V|100               |D  |           |500                |I(1)  |By Daughter                |
                           |9     |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |15,537(2)          |D     |                           |
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                           |      |    | |                  |   |           |954                |I(3)  |401(k) Plan                |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Option |22.00   |12/21|    | |           |   |12/31|12/20|Common Stock|66,000 |       |            |   |            |
(right to buy)        |        |/95  |    | |           |   |/96- |/05  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |12/31|     |            |       |       |            |   |            |
                      |        |     |    | |           |   |/00  |     |            |       |       |            |   |            |
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Employee Stock Option |31.750  |12/19|    | |           |   |12/19|12/18|Common Stock|71,000 |       |            |   |            |
(right to buy)        |        |/96  |    | |           |   |/97- |/06  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |12/19|     |            |       |       |            |   |            |
                      |        |     |    | |           |   |/99  |     |            |       |       |            |   |            |
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Employee Stock Option |67.4375 |12/17|    | |           |   |12/17|12/16|Common Stock|27,500 |       |            |   |            |
(right to buy)        |        |/98  |    | |           |   |/99- |/08  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |12/17|     |            |       |       |            |   |            |
                      |        |     |    | |           |   |/01  |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purpose of Section 16 or any other purpose.
(2) Includes DRIP shares acquired through July
1999.
(3) As of last plan statement. The plan accounts for interests in units of shares and a small amount of cash. As a result the number of underlying shares may fluctuate from time to time.
SIGNATURE OF REPORTING PERSON
/s/Ronald L. O'Kelley
DATE
11/3/99